Exhibit 3.194

State of Delaware Secretary of State Division of Corporations Delivered 04:52 PM 12/27/2012 FILED 04:40 PM 12/27/2012 SRV 121397391 - 5266667 FILE

Certificate of Formation

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act:

1.	The name of the limited liability company is Health Management General Partner, LLC (the “Company”).

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of its registered agent at such address is The Corporation Trust Company.

(signature page follows)

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IN WITNESS WHEREOF, an authorized person has executed this Certificate of Formation on the 27th of December, 2012

By:	/s/ Kathleen K. Holloway

Name:	Kathleen K. Holloway
Title:	Authorized Person

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